Exhibit 99.1
PLASTIPAK HOLDINGS, INC. ANNOUNCES A CASH TENDER OFFER
FOR ITS OUTSTANDING 10.75% SENIOR NOTES DUE 2011
PLYMOUTH, Michigan. (October 12, 2005) — Plastipak Holdings, Inc. announced today that it has commenced a cash tender offer and consent solicitation for its $325 million of outstanding 10.75% Senior Notes due 2011 (CUSIP No. 727610AB3) (the “Notes”). The terms and conditions of the tender offer and consent solicitation are set forth in Plastipak’s offer to purchase and consent solicitation statement, dated October 12, 2005 (the “offer to purchase”), and the related letter of transmittal and consent.
The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on October 25, 2005 (the “consent payment deadline”) will be based on the present value on the initial payment date (as defined in the offer to purchase) of $1,053.75 (the redemption price for the Notes on September 1, 2006, which is the earliest redemption date for the Notes) and accrued interest from the redemption date to but not including the initial payment date, determined based on a fixed spread of 50 basis points over the yield on the price determination date (as described below) of the 2-3/8% U.S. Treasury Note due August 31, 2006.
In connection with the tender offer, Plastipak is soliciting consents to proposed amendments to the indenture governing the Notes, which would eliminate substantially all of the restrictive covenants and certain events of default in the indenture. Plastipak is offering to make a consent payment (which is included in the total consideration) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents on or prior to the consent payment deadline. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on November 8, 2005, unless extended or earlier terminated. However, holders who tender their Notes after the consent payment deadline will receive the total consideration minus the consent payment. Except in the limited circumstances described in the offer to purchase, tendered Notes may not be withdrawn and consents may not be revoked after the time Plastipak and the trustee for the Notes execute an amendment to the indenture governing the Notes to effect the proposed amendments, which is expected to be on or promptly after the consent payment deadline.
The price determination date will be 2:00 p.m., New York City time, on the 10th business day prior to the expiration date. Holders who validly tender their Notes prior to the consent payment deadline will receive payment on the initial payment date, which is expected to be on or promptly after the date on which the conditions to the offer are satisfied or waived.
The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, including (1) the requisite consent condition, (2) execution of the supplemental indenture condition; (3) the financing condition, (4) the credit facility condition, and (5) other general conditions, all of which are described in greater detail in the offer to purchase.

The complete terms and conditions of the tender offer and consent solicitation are described in the offer to purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the offer, at (212) 430-3774 (collect) or (866) 389-1500 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the offer to purchase and related letter of transmittal and consent.
About Plastipak
Plastipak is a leading manufacturer of plastic packaging containers for many of the world’s largest consumer products companies. For the fiscal year ended October 30, 2004, Plastipak manufactured and distributed approximately 8.5 billion containers worldwide for over 450 customers. To meet the demand of its diverse customer base, Plastipak operates 15 plants in the United States, Brazil and Eastern Europe. Plastipak also provides integrated transportation and logistics services, which the company’s management believes makes it uniquely, vertically integrated in the plastic packaging industry. Plastipak has obtained over 155 U.S. patents for its state-of-the-art packages and package-manufacturing processes. Additional information about Plastipak can be found at the company’s website located at www.plastipak.com.
Forward Looking Statements
Statements in this press release that are not statements of historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions. Such risks and uncertainties include, among others, the willingness of the holders of the Notes to tender them to Plastipak, the satisfaction or waiver of the tender offer and consent solicitation conditions, risks associated with Plastipak’s Brazilian and other international operations, competition in Plastipak’s product categories (including the impact of possible new technologies and the impact of such competition on pricing, revenues and margins), Plastipak’s high degree of leverage and substantial debt service obligations, both companies’ exposure to fluctuations in resin and energy prices, and unseasonable weather changes, particularly during the spring and summer months. A discussion of other factors that could affect Plastipak’s future results is contained in its periodic filings with the Securities and Exchange Commission. Plastipak assumes no obligation to update any forward-looking statements.

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